EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Annual Report on Form S-1 of Linktory Inc for the year ended May 31, 2021 of our reports dated July 6, 2021 included in its Registration Statement on Form S-1 dated July 9, 2021, relating to the financial statements and financial statement schedules for the period year ended May 31, 2021 listed in the accompanying index.

/s/ Gries & Associates, LLC

Denver, CO

July 9, 2021